Exhibit 12

Statement of Computation of Ratio of Earnings to Fixed Charges
Omnicare, Inc. and Subsidiary Companies
(in thousands, except ratio)

	For the years ended December 31,
	2011		2010		2009		2008		2007
Income from continuing operations before income taxes	$272,825	(2)	$33,508	(2)	$331,551	(2)	$217,055	(2)	$151,296	(2)
Add fixed charges:
Interest expense	105,161		115,479		114,304		135,155		155,857
Amortization of discount on convertible notes (1)	24,195		29,536		27,977		25,934		24,041
Amortization of debt issuance expense	5,853		5,944		5,589		7,896		7,209
Interest expense-special items	25,491	(2)	14,297	(2)	—		—		—
Interest portion of rent expense	18,852		20,926		23,049		25,157		23,794
Adjusted income from continuing operations	$452,377		$219,690		$502,470		$411,197		$362,197
Fixed charges:
Interest expense	$105,161		$115,479		$114,304		$135,155		$155,857
Amortization of discount on convertible notes (1)	24,195		29,536		27,977		25,934		24,041
Amortization of debt issuance expense	5,853		5,944		5,589		7,896		7,209
Interest expense-special items	25,491	(2)	14,297	(2)	—		—		—
Interest portion of rent expense	18,852		20,926		23,049		25,157		23,794
Fixed charges	$179,552		$186,182		$170,919		$194,142		$210,901
Ratio of earnings to fixed charges(3)	2.5	x	1.2	x	2.9	x	2.1	x	1.7	x

(1)	See the “Debt” note of the Notes to Consolidated Financial Statements.

(2)
Certain of the Company’s debt agreements and indentures provide for the exclusion of various special charges/(credits) from applicable financial covenant coverage calculations.  The following listing of charges/(credits), which are included in the Company’s income from continuing operations before income taxes, includes certain of these excludable charges/(credits) for the years ended December 31 (in thousands):

	2011	2010	2009	2008	2007
Settlement, litigation and other related charges (a)	55,674	113,709	77,449	99,267	42,516
Other expense (b)(d)(e)(f)(c)(g)	16,093	192,125	25,707	40,534	42,309
Total - non-interest expense special items	$71,767	$305,834	$103,156	$139,801	$84,825
Interest expense special items (e)	$25,491	$14,297	$—	$—	$—
(a) See the "Commitments and Contingencies" note of the Notes to the Consolidated Financial Statements.
(b) See the "Restructuring and Other Related Charges" note of the Notes to Consolidated Financial Statements.
(c) See the "Goodwill and Other Intangible Assets" note of the Notes to the Consolidated Financial Statements.
(d) See the "Separation, Benefit Plan Termination and Related Costs" note of the Notes to the Consolidated Financial Statements.
(e) See the "Debt" note of the Notes to the Consolidated Financial Statements.
(f) See the "Acquisitions" note of the Notes to the Consolidated Financial Statements.
(g) See the "Stock-Based Compensation" note of the Notes to Consolidated Financial Statements.

For the 2008 and 2007 years data, see the respective note in that years consolidated financial statements for additional information on the nature of the charge reflected above.

(3)
The ratio of earnings to fixed charges has been computed by adding income from continuing operations before income taxes and fixed charges to derive adjusted income from continuing operations, and dividing adjusted income from continuing operations by fixed charges.  Fixed charges consist of interest expense on debt (including the amortization of debt expense) and one-third (the proportion deemed representative of the interest portion) of rent expense.